Exhibit 99.1

NEWS RELEASE
Contact: Michael D. Bornak, Chief Financial Officer/ Office: 412-820-1406
mbornak@tollgrade.com
TOLLGRADE REPORTS HIGHEST QUARTERLY PROFIT IN NEARLY A DECADE
DOUBLES SECOND QUARTER 2010 NET INCOME
PITTSBURGH, PA October 28 , 2010 — Tollgrade Communications, Inc. (NASDAQ: TLGD), a leading supplier of network service assurance test products and solutions, today reported revenue of $11.1 million and net income of $2.5 million or $0.19 per share on a fully diluted basis for the third quarter ended September 30, 2010. The Company’s net income for this quarter was more than double the second quarter 2010 net income of $1.2 million and was the highest quarterly net income since the second quarter of 2001. Although third quarter 2010 revenue was down slightly compared to the third quarter 2009 revenue of $11.3 million, due primarily to timing of customer orders, net income increased by approximately $9.6 million from the loss of approximately $(7.1) million posted in the third quarter of 2009.
“The Company performed very well during the quarter, closing a key customer contract and posting positive net income for the second consecutive quarter. Although certain projects that we hoped would be included in our third quarter revenues have been delayed, we anticipate that they will close in the fourth quarter or early in 2011. Our primary focus still continues to be on our core customers to ensure they receive the highest levels of service. We are working hard to secure revenues from both new and existing customers. For example, in the third quarter, we finalized a new multi-year long term maintenance contract with a major European telecommunications provider. Lastly, during the quarter, we generated approximately $5.4 million in cash from operations,” said Edward Kennedy, President and Chief Executive Officer.
As of September 30, 2010, the Company’s cash and short-term investments position was $69.6 million compared to $66.0 million at December 31, 2009. The increase of $3.6 million primarily reflects cash generated from operations.
Fourth Quarter 2010 Revenue Outlook
“We expect revenue to be in the range of $10 million to $13 million for the fourth quarter of 2010. Our revenue range for guidance reflects several revenue opportunities that were deferred from the third quarter, but which we believe may be recognized in the fourth quarter of 2010 or early in 2011,” said Mr. Kennedy.

Conference Call and Webcast
A conference call to discuss earnings results for the third quarter 2010 will be held on Thursday, October 28, 2010 at 4:00 p.m. Eastern Time.
The telephone number for participants is 1-888-338-8373 (International:+1-973-872-3000). Please reference Tollgrade’s Third Quarter 2010 Results Conference Call.
The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, follow this link http://investors.tollgrade.com/events.cfm or simply go to the www.tollgrade.com home page and select the Join the Webcast link.
The call will be available for replay via web access starting at approximately 7:00 p.m. Eastern Time on October 28, 2010, and will be available for the next twelve months from the Public & Investors page at www.tollgrade.com.
About Tollgrade
Tollgrade Communications, Inc. is a leading provider of network service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and next generation network assurance technologies. Tollgrade’s customers range from the top telecom providers, to numerous independent telecom and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of telecom companies and power distribution companies. For more information, visit Tollgrade’s web site at www.tollgrade.com.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 26, 2009	September 30, 2010	September 26, 2009
Revenues:
Products	$4,716	$5,016	$13,874	$14,986
Services	6,340	6,310	19,849	17,300

Total revenues	11,056	11,326	33,723	32,286

Cost of sales:
Products	1,645	2,537	5,732	8,090
Services	2,081	2,137	5,937	5,497
Amortization of Intangible Assets	388	659	1,177	1,949
Impairment of intangible assets	—	191	—	191
Inventory write-down	—	3,070	—	3,070
Severance	(98)	502	319	778

Total cost of sales	4,016	9,096	13,165	19,575

Gross Profit	7,040	2,230	20,558	12,711

Operating expenses:
Selling and marketing	1,243	1,567	4,579	4,850
General and administrative	1,813	4,111	5,985	9,525
Research and development	1,428	2,353	5,468	6,795
Severance	(111)	1,114	1,774	1,179
Other impairments	—	293	—	293

Total operating expenses	4,373	9,438	17,806	22,642

Income (Loss) from operations	2,667	(7,208)	2,752	(9,931)
Other income (expense)	677	46	(47)	555

Income (Loss) before income taxes	3,344	(7,162)	2,705	(9,376)

Provision (benefit) for income taxes	851	(80)	648	215

Income (Loss) from continuing operations	2,493	(7,082)	2,057	(9,591)

Loss from discontinued operations	—	—	—	(223)

Net income (loss)	$2,493	$(7,082)	$2,057	$(9,814)

Diluted earnings per-share information:

Weighted average shares of common stock and equivalents:	13,167	12,682	12,926	12,681

Net Income (loss) per common and common equivalent shares	$0.19	$(0.56)	$0.16	$(0.78)

Net Income (loss) per common and common equivalent shares from continuing operations	$0.19	$(0.56)	$0.16	$(0.76)

Net Income (loss) per common and common equivalent shares from discontinued operations	$0.00	$0.00	$0.00	$(0.02)

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2010	December 31, 2009
ASSETS

Cash and cash equivalents	$69,564	$66,046
Accounts and Other receivables	9,805	8,005
Inventories	1,582	2,119
Prepaid expenses and deposits	610	759
Property and equipment, net	2,330	3,101
Intangible assets	5,834	7,110
Other assets	500	547

Total assets	$90,225	$87,687

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$7,577	$7,933

Long-Term Liabilities	2,114	2,011

Total liabilities	9,691	9,944

Total shareholders’ equity	80,534	77,743

Total liabilities and shareholders’ equity	$90,225	$87,687

Forward Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue for the fourth quarter 2010 and the anticipated success and timing of our efforts to secure revenue from existing customer initiatives currently underway We caution readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. We disclaim any current intention to update these “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason. In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements”: (a) our inability to realize the benefits of our revenue initiatives and our efforts to reduce our cost structure, in either case due to unforeseen delays, changes in our markets or other factors, and the risk that these initiatives will not promote revenue growth or sustain profitability in the timeframe or to the degree that we anticipate; (b) the risk that our previous cost-cutting initiatives may have impaired, or that our current and future initiatives may impair, our ability to effectively develop and market products and remain competitive in our markets and to hire and retain qualified employees; (c) possible delays in, or the inability to complete, negotiation and execution of purchase and service agreements with new or existing customers and our ability to enter into agreements with customers upon completion of trials that we have underway; (d) the inability to complete or possible delays in completing certain research and development efforts required for new products and solutions and delays in market acceptance of our new products and solutions beyond the timeframes anticipated or at all; (e) our reliance on third party products and services for a portion of our revenue, in particular, our OEM relationship for our protocol analyzer products and related services; (f) our inability to recognize all or a portion of our backlog as expected, due to delays in shipment or other factors; (g) changes in exchange rates of foreign currencies in which we transact business relative to the U.S. dollar; (h) general economic uncertainty and its impact on the capital budgets for certain of our major customers; (i) the inability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing telecommunications markets and network technologies; (j) our dependence upon a limited number of third party subcontractors and component suppliers to manufacture or supply certain aspects of the products we sell; (k) the ability to manage the risks associated with and to grow our business; and (l) the uncertain economic and political climate in certain parts of the world where we conduct business and the potential that such climate may deteriorate. Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2009 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.